EXHIBIT 21.1


Subsidiaries of JetForm Corporation

JetForm  Corporation  (Canada)  owns  100% of:
         JetForm  Corporation  (Delaware)
         JetForm  Scandinavia  AB (Sweden)
         JetForm  Deutschland  Gmbh (Germany)
         JetForm  Technologies Limited (Ireland)
         JetForm UK Limited (England and Wales)
         JetForm Japan KK (Japan)
         JetForm Pacific Pty Ltd (Australia)
         JetForm PTE Ltd (Singapore)

JetForm Corporation (Canada) owns 85% and JetForm UK Limited (England and Wales) owns 15% of:

         JetForm France SA (France)